[LOGO OF MELLON BANK CORPORATION APPEARS HERE]             EX-99.1

          ANALYSTS:
          Charles M. Johnston    John W. Calnan
          412-234-5601           412-234-4633

          MEDIA:                               Corporate Affairs Group
Contact:  Thomas W. Butch                      One Mellon Bank Center
          412-234-6436                         Pittsburgh, PA 15258-0001




FOR IMMEDIATE RELEASE


MELLON REPORTS FOURTH QUARTER AND FULL YEAR 1993 RESULTS



. Corporation Earns $1.50 Per Share In Fourth Quarter 1993, Up 36 Percent From Pro Forma Results in Fourth Quarter 1992

. Nonperforming Assets Decrease by $53 Million, or 13 Percent, in Fourth Quarter; NPAs Decrease $254 Million, or 43
           Percent, For Year

. Fee Revenue Increases 48 Percent in Fourth Quarter; Fee Revenue For Full Year Surpasses $1 Billion for First Time

PITTSBURGH, January 13, 1994 -- Mellon Bank Corporation today reported net income of $114 million, or $1.50 per common share, in the fourth quarter of 1993. These results compare with pro forma fully taxed net income of $76 million, or $1.10 per common share, in the fourth quarter of 1992.

For the full year 1993, the Corporation's net income, excluding a restructuring charge and securities gains, was $420 million, or $5.59 per common share. This compares with pro forma fully taxed net income in 1992 of $307 million, or $4.63 per common share. Including the restructuring charge and securities gains, the Corporation's full year 1993 net income and net income per common share were $361 million and $4.63, respectively.

                                 -more-

Mellon Reports Earnings
Jan. 13, 1994
Page 2


"Our strong fourth quarter results capped an exceptionally successful and productive year for Mellon," said Frank V. Cahouet, Mellon chairman, president and chief executive officer. "In addition to sustaining earnings momentum in our core businesses and further improving credit quality, we continued to secure the Corporation's position in the rapidly evolving financial services industry. Completion of The Boston Company transaction and our announcement of a planned merger with The Dreyfus Corporation have established Mellon as a banking institution unique in its character and capabilities. Thanks to another outstanding effort by all the people of Mellon, we enter 1994--our 125th year in business--looking eagerly and confidently toward the future."

The Corporation's 1992 fourth quarter and full year results were affected favorably by the Corporation's tax position at that time. The Corporation returned to fully taxed status in 1993, as all remaining tax benefit carryforwards were exhausted in late 1992. Including tax benefits of $29 million, the Corporation's net income in the fourth quarter of 1992 was $105 million, or $1.62 per common share. For the full year 1992, the Corporation's net income and net income per common share, including tax benefits of $130 million, were $437 million and $6.96 per common share, respectively.


                                 -more-

Mellon Reports Earnings
Jan. 13, 1994
Page 3


Fourth Quarter 1993

Compared with the fourth quarter of 1992, the Corporation's fourth quarter 1993 results reflected higher net interest revenue and fee revenue, as well as a lower provision for credit losses, offset in part by higher operating expense.

Net interest revenue for the quarter increased to $339 million, up
12 percent from $301 million in the fourth quarter of 1992. The increase was due primarily to The Boston Company and Meritor acquisitions. Fee revenue increased to $342 million, up 48 percent from $232 million in the prior-year period. The sharp increase in fee revenue was due primarily to the effect of The Boston Company acquisition.

Operating expense for the fourth quarter was $471 million, compared with $381 million in the prior-year period. The increase resulted primarily from the effect of The Boston Company acquisition and the December 1992 acquisition of Meritor Savings Bank, offset in part by a decrease in the net expense of acquired property. Operating expense in the fourth quarter 1992 included an $18 million restructuring charge related to the Meritor acquisition.

The provision for credit losses was $25 million in the fourth quarter of 1993, down from $35 million in the prior-year period. Net credit losses were $22 million, compared with $83 million in the fourth quarter of 1992. Nonperforming assets were $341 million at Dec. 31, 1993, down $53 million, or 13 percent, from $394 million at Sept. 30, 1993.
                                 -more-

Mellon Reports Earnings
Jan. 13, 1994
Page 4


Annualized return on assets and return on common shareholders' equity were 1.26 percent and 14.62 percent, respectively, in the fourth quarter of 1993, compared with pro forma fully taxed returns on assets and common shareholders' equity of 1.00 percent and 12.41 percent, respectively, in the fourth quarter of 1992.

Full Year 1993

Compared with 1992, the Corporation's 1993 results reflected increases in net interest revenue and fee revenue, as well as a lower provision for credit losses, offset in part by higher operating expense and lower gains on the sale of securities.

Net interest revenue for the year increased to $1.307 billion, up
13 percent from $1.154 billion in 1992, principally reflecting The Boston Company and Meritor acquisitions. Fee revenue increased to $1.189 billion, up 41 percent from $844 million in 1992. The increase was due primarily to The Boston Company acquisition. Gains on the sale of securities were $87 million in 1993, compared with $121 million in 1992.

Operating expense for 1993 was $1.858 billion, compared with $1.449 billion in 1992. The increase was principally attributable to The Boston Company and Meritor acquisitions, including the $175 million restructuring expense related to The Boston Company acquisition.


                                 -more-

Mellon Reports Earnings
Jan. 13, 1994
Page 5


The provision for credit losses was $125 million in 1993, down from $185 million in 1992. Net credit losses in 1993 were $139 million, compared with $277 million in 1992. The reserve as a percentage of nonperforming loans was 297 percent at Dec. 31, 1993, up from 152 percent at Dec. 31, 1992. Nonperforming assets totaled
$341 million at Dec. 31, 1993, down 43 percent from $595 million at Dec. 31, 1992.

Return on assets and return on common shareholders' equity in 1993, excluding the effect of the securities gains and the restructuring expense related to The Boston Company, were 1.21 percent and 14.06 percent, respectively. These ratios compare with pro forma fully taxed return on assets and return on common shareholders' equity of 1.03 percent and 13.58 percent, in 1992.

With assets of approximately $36 billion, Mellon Bank Corporation is a major bank holding company. Through its subsidiaries, it provides wholesale, middle market and retail banking, as well as numerous fee-based products including trust and investment, cash management and mortgage banking.


          NOTE:  Detailed supplemental information follows.

                                  ##

Mellon Reports Earnings
Jan. 13, 1994
Page 6


SUPPLEMENTAL INFORMATION
- ------------------------


AFCO CREDIT CORPORATION ACQUISITION
- -----------------------------------

On December 21, 1993, the Corporation completed the acquisition of AFCO Credit Corporation (AFCO) and CAFO, Inc., the insurance premium financing subsidiaries of The Continental Corporation. The Corporation paid $100 million in cash at closing, with a contingent payment over five years of up to $78 million based on loan originations during the first five years after the purchase. AFCO is a subsidiary of Mellon Bank, N.A. and CAFO is a subsidiary of Mellon Bank Canada. Goodwill and intangibles created by this acquisition totaled $60 million. AFCO and CAFO's combined total assets at December 31, 1993 were $1.2 billion, consisting almost entirely of collateralized commercial loans.

Mellon Reports Earnings
Jan. 13, 1994
Page 7


NET INTEREST REVENUE
- --------------------


(taxable equivalent basis)                        Quarter ended                        Year ended
                                                   December 31,                        December 31,
(dollar amounts in millions)                      1993     1992        Inc/(Dec)       1993     1992   Inc/(Dec)
- -----------------------------------------------------------------------------------------------------------------
Net interest revenue                              $341     $304        $   37          $1,317   $1,166  $  151
- -----------------------------------------------------------------------------------------------------------------
Average interest-earning assets                $30,753  $26,317        $4,436         $29,971  $26,250  $3,721
- -----------------------------------------------------------------------------------------------------------------
Net interest margin                              4.39%    4.59%           (20)bp        4.39%    4.44%      (5)bp
- -----------------------------------------------------------------------------------------------------------------

The 12% improvement in net interest revenue in the fourth quarter of 1993, compared with the fourth quarter of 1992, primarily reflected a higher level of interest-earning assets resulting from the second quarter 1993 acquisition of The Boston Company and the December 1992 Meritor branch acquisition. A reduction in nonperforming assets also contributed to the improved net interest revenue compared with the prior-year period. Partially offsetting these positive factors was the impact on net interest revenue and the net interest margin from the reduction in higher-yielding securities that were sold in the first quarter of 1993 as part of the financing plan and balance sheet restructuring related to the acquisition of The Boston Company.

The improvement in net interest revenue in the full year of 1993 principally resulted from the same factors responsible for the fourth quarter increase, as well as the negative impact of a higher level of long term debt issued in connection with The Boston Company acquisition.

Mellon Reports Earnings
Jan. 13, 1994
Page 8


CREDIT QUALITY EXPENSE AND NET CREDIT LOSSES
- -------------------------------------------------------

                                                         Quarter ended                      Year ended
                                                          December 31,                      December 31,
(dollar amounts in millions)                             1993     1992      Inc/(Dec)      1993      1992   Inc/(Dec)
- ----------------------------------------------------------------------------------------------------------------------
Provision for credit losses                             $  25    $  35       $ (10)        $125     $ 185    $ (60)
Net expense of acquired property                            7       31         (24)          59        95      (36)
- ----------------------------------------------------------------------------------------------------------------------
      Credit quality expense                            $  32    $  66       $ (34)        $184     $ 280    $ (96)
- ----------------------------------------------------------------------------------------------------------------------

Net credit losses(a):
  Domestic:
    Consumer credit                                     $  16    $  14       $   2         $ 62     $  63    $  (1)
    Commercial real estate                                 (2)      50         (52)          61       155      (94)
    Commercial and financial                                7       18         (11)          15        46      (31)
- ----------------------------------------------------------------------------------------------------------------------
      Total domestic                                       21       82         (61)         138       264     (126)
- ----------------------------------------------------------------------------------------------------------------------
  International                                             1        1           -            1        13      (12)
- ----------------------------------------------------------------------------------------------------------------------
      Total net credit losses                           $  22    $  83       $ (61)        $139     $ 277    $(138)
- ----------------------------------------------------------------------------------------------------------------------
Annualized net credit losses to average loans            .37%    1.79%        (142)bp      .64%     1.52%      (88)bp
- ----------------------------------------------------------------------------------------------------------------------

(a) Excludes net credit losses on segregated assets.

Credit quality expense, defined as the provision for credit losses plus the net expense of acquired property, was $34 million lower in the fourth quarter of 1993, compared with the prior-year period, reflecting continuing improvement in the credit quality of the loan portfolio and the lower level of real estate acquired. Net credit losses decreased $61 million compared with the fourth quarter of 1992 primarily resulting from lower commercial real estate net credit losses.

Credit quality expense was $184 million for the full year of 1993, down $96 million compared with the full year of 1992. Net credit losses in the full year of 1993 were down by $138 million resulting from lower net credit losses in each loan category, with commercial real estate net credit losses decreasing by $94 million.

Mellon Reports Earnings
Jan. 13, 1994
Page 9


NONINTEREST REVENUE
- -------------------

                                               Quarter ended                     Year ended
                                                December 31,                     December 31,
(in millions)                                  1993     1992     Inc/(Dec)       1993    1992    Inc/(Dec)
- ------------------------------------------------------------------------------------------------------------
Fee revenue:
Trust and investment management               $ 180     $ 76      $ 104        $  529    $291      $238
Cash management and deposit
 transaction charges                             49       57         (8)          192     182        10
Information services                             35       39         (4)          152     142        10
Mortgage servicing                               14       12          2            62      41        21
Credit card                                      18       16          2            61      54         7
Foreign currency and securities
 trading                                         16        4         12            45      19        26
Other                                            30       28          2           148     115        33
- ------------------------------------------------------------------------------------------------------------
  Total fee revenue                             342      232        110         1,189     844       345
Gains on sale of securities                       -        -          -            87     121       (34)
Other noninterest revenue                         -        2         (2)            -       7        (7)
- ------------------------------------------------------------------------------------------------------------
  Total noninterest revenue                   $ 342     $234      $ 108        $1,276    $972      $304
- ------------------------------------------------------------------------------------------------------------

Fee revenue increased by $110 million, or 48%, in the fourth quarter of 1993, compared with the fourth quarter of 1992, primarily reflecting $109 million of fee revenue attributable to The Boston Company. Excluding the effect of all acquisitions and divestitures and certain favorable one-time accrual adjustments made in the fourth quarter of 1992, fee revenue increased 9% in the fourth quarter of 1993, compared with the fourth quarter of 1992.

The $104 million improvement in trust and investment management fees in the fourth quarter of 1993 resulted principally from $97 million of these fees earned at The Boston Company. The $8 million decrease in cash management and deposit transaction charges, compared with the fourth quarter of 1992, was the result of a $13 million one-time accrual adjustment in the fourth quarter of 1992 partially offset by increased volume.

Information services fees decreased $4 million compared with the prior-year period, primarily as a result of a $5 million one-time accrual adjustment in the fourth quarter of 1992 as well as the Corporation's completed sale of two information services businesses on December 1, 1993. The two businesses sold generated monthly revenues of approximately $7 million.
Partially offsetting the decrease in information services fees was revenue

Mellon Reports Earnings
Jan. 13, 1994
Page 10


generated by a Canadian stock transfer company, the acquisition of which was completed in the second quarter of 1993.

The increase in foreign currency and securities trading in the fourth quarter of 1993 was attributable to foreign exchange fees earned, primarily from global custody customers, at The Boston Company.

Fee revenue in the full year of 1993 was up $345 million, or 41%, from the full year of 1992, primarily reflecting $252 million of fee revenue attributable to The Boston Company. Excluding the full year impact of all acquisitions and divestitures and the fourth quarter 1992 one-time accrual adjustments, fee revenue increased 11% compared with the full year of 1992. Gains on sales of securities from the available for sale portfolio for the full year of 1993 were $87 million. These sales were undertaken as part of the financing plan and balance sheet restructuring related to the acquisition of The Boston Company.


OPERATING EXPENSE
- -----------------

                                          Quarter ended                  Year ended
                                           December 31,                 December 31,
(dollar amounts in millions)              1993     1992     Inc/(Dec)   1993    1992     Inc/(Dec)
- ----------------------------------------------------------------------------------------------------
Staff expense                             $207     $145      $  62    $  745  $  578       $167
Net occupancy expense                       47       38          9       168     147         21
Professional, legal and other purchased
 services                                   44       34         10       150     119         31
Amortization of goodwill and other
 intangibles                                32       22         10       122      79         43
Equipment expense                           32       25          7       113      98         15
FDIC assessment and regulatory
 examination fees                           16       13          3        60      53          7
Other expense                               86       55         31       266     244         22
- ----------------------------------------------------------------------------------------------------
    Operating expense before the net
     expense of acquired property and
     restructuring expense                 464      332        132     1,624   1,318        306
- ----------------------------------------------------------------------------------------------------
Net expense of acquired property             7       31        (24)       59      95        (36)
- ----------------------------------------------------------------------------------------------------
Restructuring expense                        -       18        (18)      175      36        139
- ----------------------------------------------------------------------------------------------------
    Total operating expense               $471     $381      $  90    $1,858  $1,449       $409
- ----------------------------------------------------------------------------------------------------
Average full-time equivalent staff      21,700   17,600      4,100    20,200  17,500      2,700
- ----------------------------------------------------------------------------------------------------
Efficiency ratio*:
  Including amortization of intangibles    68%      64%          4bp     65%     66%         (1)bp
  Excluding amortization of intangibles    63       60           3       60      62          (2)
- ----------------------------------------------------------------------------------------------------

* Operating expense before the net expense of acquired property and restructuring expense as a percentage of net interest revenue (computed on a fully taxable equivalent basis) and noninterest revenue excluding securities gains and nonrecurring items.

Mellon Reports Earnings
Jan. 13, 1994
Page 11


Operating expense before the net expense of acquired property and restructuring expense increased by $132 million, or 40%, in the fourth quarter of 1993, compared with the fourth quarter of 1992. The increase was primarily the result of $93 million of expense attributable to The Boston Company, as well as expenses associated with the acquisition of the Meritor branches. In addition, the fourth quarter of 1993 included nonrecurring expenses of approximately $13 million related to winding down certain data processing operations that were not part of the fourth quarter sale.

The increase in average full-time equivalent staff level, compared with the prior-year quarter, primarily reflected the addition of the employees of The Boston Company and the Meritor branches. The acquisition of The Boston Company contributed approximately 3,200 to the average full-time equivalent staff in the fourth quarter of 1993.

Operating expense before the net expense of acquired property and restructuring expense increased by $306 million in the full year of 1993 compared with the prior-year period. The increase was primarily the result of $228 million of expense attributable to The Boston Company, as well as expenses of the Meritor branches.

A restructuring charge of $175 million pretax, or $112 million after-tax, was recorded in the first quarter of 1993 to reflect management's estimate of restructuring costs associated with the integration of The Boston

Mellon Reports Earnings
Jan. 13, 1994
Page 12


Company. This charge included estimates of additional loan loss reserve, systems conversion costs, staff related expenses, legal and consulting expenses and other restructuring charges. Restructuring expenses for the full year of 1992 include $18 million related to the Corporation's fourth quarter Meritor branch acquisition and $18 million recorded in the third quarter related to the Corporation's expense reduction program.

INCOME TAXES
- ------------

The Corporation returned to a fully taxable status in 1993 as all remaining tax benefit carryforwards were exhausted in late 1992. The provision for income taxes totaled $239 million in the full year of 1993, for an effective tax rate of approximately 40%, compared with $55 million in the full year of 1992. Without the availability of unrecognized tax benefits to offset federal income taxes, the Corporation's provision for income taxes in the full year of 1992 would have been $185 million.

New tax legislation was enacted during the third quarter of 1993 that resulted in a net benefit for the Corporation. As a result of this legislation, the Corporation revalued its net federal deferred tax asset at the new statutory tax rate and is permitted to deduct the amortization of certain intangibles. Primarily as a result of the deductibility of certain intangibles amortization, the Corporation's fourth quarter effective tax rate of 38.5% was lower than the full year rate of approximately 40%. It is currently anticipated that the ongoing effective tax rate will be approximately 38.5%.

Mellon Reports Earnings
Jan. 13, 1994
Page 13

CREDIT QUALITY
- --------------

NONPERFORMING ASSETS(a)
- --------------------

                                                Dec. 31,   Sept. 30,   June 30,   Dec. 31,
(dollar amounts in millions)                        1993        1993       1993       1992
- ------------------------------------------------------------------------------------------
Domestic nonperforming loans:
    Commercial real estate                         $  89       $ 100      $ 121      $ 187
    Consumer mortgage                                 61          68         73         29
    Other domestic                                    45          59         79        110
International nonperforming loans                      7           7          8          8
- ------------------------------------------------------------------------------------------
      Total nonperforming loans                      202         234        281        334
- ------------------------------------------------------------------------------------------
Acquired property:
    Real estate acquired through
     foreclosures                                    100         110        123         96
    In-substance real estate foreclosures             75          77         83        154
    Reserve for real estate acquired                 (37)        (28)       (18)       (10)
- ------------------------------------------------------------------------------------------
      Real estate acquired, net of
       reserves                                      138         159        188        240
    Other assets acquired                              1           1          9         21
- ------------------------------------------------------------------------------------------
      Total acquired property                        139         160        197        261
- ------------------------------------------------------------------------------------------
      Total nonperforming assets                   $ 341       $ 394      $ 478      $ 595
- ------------------------------------------------------------------------------------------
Nonperforming loans as a percentage of
 total loans                                         .83%       1.00%      1.18%      1.67%
Total nonperforming assets as a percentage
 of total loans and net acquired property           1.39%       1.67%      1.99%      2.94%
- ------------------------------------------------------------------------------------------

(a) Excludes segregated assets.

Nonperforming assets totaled $341 million at December 31, 1993, a decrease of $53 million, or 13%, compared with September 30, 1993. Nonperforming commercial real estate assets, which include nonperforming commercial real estate loans and real estate acquired net of the reserve, decreased by $32 million during the quarter primarily as a result of sales and repayments. Other domestic nonperforming loans decreased by $14 million during the quarter, primarily as a result of repayments and returns to accrual status.

Nonperforming assets decreased by $254 million, or 43%, compared with December 31, 1992, primarily due to the $200 million reduction in nonperforming commercial real estate assets. These reductions resulted primarily from sales, returns to accrual status and credit losses. Other domestic nonperforming loans decreased $65 million in 1993 primarily due to repayments and credit losses.
The $32 million increase in nonperforming consumer mortgages, compared with December 31, 1992, primarily reflects additions from The Boston Company. The $20 million decrease in other assets acquired resulted from asset sales and write-downs.

Mellon Reports Earnings
Jan. 13, 1994
Page 14


SEGREGATED ASSETS (a)
- ---------------------

                                         Dec. 31, Sept. 30, June 30,  Dec. 31,
(in millions)                                1993      1993     1993      1992
- ---------------------------------------------------------------------------------
Nonaccrual loans                            $ 112     $ 179    $ 196     $ 259
Real estate acquired                           75        65       73         -
- ---------------------------------------------------------------------------------
     Total segregated assets                  187       244      269       259
Less:  FDIC loss sharing (b)                 (178)     (232)    (256)     (237)
- ---------------------------------------------------------------------------------
     Maximum credit exposure                $   9     $  12    $  13     $  22

Reserve for segregated assets (c)
- ---------------------------------------------------------------------------------
Reserve balance at beginning of period      $   4     $   5    $   5     $   -
Segregated asset net losses                     -        (1)       -         -
- ---------------------------------------------------------------------------------
     Reserve balance at end of period       $   4     $   4    $   5     $  18
- ---------------------------------------------------------------------------------

(a) Assets acquired in the Meritor branch acquisition that are classified as nonaccrual.

(b) Represents the FDIC loss sharing arrangement of 80% of the first $60 million of net credit losses and 95% of the remaining balance of segregated assets. At December 31, 1993, the entire balance of segregated assets was insured at the 95% rate as the $60 million credit loss threshold was met in the first quarter of 1993. Total net credit losses on segregated assets, before FDIC loss sharing, were $4 million and $97 million in the fourth quarter and full year of 1993, respectively.

(c)  This reserve is not included in the reserve for credit losses.

The $72 million decrease in segregated assets in 1993 resulted primarily from credit losses, returns to accrual status and repayments.


RESERVE FOR CREDIT LOSSES
- -------------------------

                                                     Dec. 31,   Sept. 30,   June 30,   Dec. 31,
(dollar amounts in millions)                             1993        1993       1993       1992
- -----------------------------------------------------------------------------------------------
Reserve for credit losses (a)                           $ 600       $ 588      $ 586      $ 506
Reserve as a percentage of total loans                  2.45%       2.50%      2.46%      2.54%
Reserve as a percentage of nonperforming
 loans                                                   297%        251%       208%       152%
- -----------------------------------------------------------------------------------------------

(a) Excludes reserve for segregated assets.

The ratio of reserve as a percentage of nonperforming loans continues to indicate strong reserve coverage, increasing to 297% at December 31, 1993, from 251% at September 30, 1993, and 152% at December 31, 1992. The increase in the reserve at December 31, 1993, compared with September 30, 1993, is due, in part, to $9 million of reserves acquired in the December 21, 1993, AFCO acquisition.

Mellon Reports Earnings
Jan. 13, 1994
Page 15


SELECTED CAPITAL DATA
- ---------------------

                                    Dec. 31,      Sept. 30,   June 30,   Dec. 31,
(dollar amounts in millions)            1993           1993       1993       1992
- ----------------------------------------------------------------------------------
Common shareholders' equity           $2,721         $2,678    $ 2,585     $2,090
Common shareholders' equity to
 assets ratio                          7.53%          7.66%      7.15%      6.62%
Tangible common shareholders'
 equity to assets ratio (a)            5.37%          5.58%      5.13%      5.48%
Total shareholders' equity            $3,313         $3,339    $ 3,246     $2,557
Total shareholders' equity to
 assets ratio                          9.17%          9.55%      8.97%      8.10%
Tier I capital ratio                    7.4%(b)       7.94%      7.42%      7.62%
Total (Tier I and Tier II) capital
 ratio                                 11.0%(b)      11.70%     10.63%     11.30%
Leverage capital ratio                  6.9%(b)       6.91%      6.99%      7.10%
Book value per common share (c)       $41.75         $40.86    $ 39.81     $36.96
Closing common stock price            $53.00         $55.00    $56.375     $53.00
- ----------------------------------------------------------------------------------

(a) Common shareholders' equity less goodwill divided by total assets less goodwill.
(b)  Estimated.
(c) The book value per common share assumes full conversion of the Series D preferred stock to common stock. Accordingly, this includes the additional paid-in capital on the Series D preferred stock because this paid-in capital has no liquidation preference over the common stock.


The increase in the Corporation's common shareholders' equity in the fourth quarter of 1993, compared with September 30, 1993, was primarily the result of earnings retention, partially offset by the acquisition of treasury stock. The decrease in total shareholders' equity in the fourth quarter of 1993, compared with September 30, 1993, resulted from the redemption of the $68 million of Series B preferred stock on December 1, 1993. The decrease in the Corporation's capital ratios from September 30, 1993, primarily resulted from the impact of a higher total asset level, including the goodwill and intangibles, following the AFCO acquisition on December 21, 1993.

On November 16, 1993, the Corporation announced a 47% increase in its quarterly common stock dividend, to $.56 per share, from $.38 per share. The increased dividend is payable on February 15, 1994.

                                 SUMMARY DATA
                MELLON BANK CORPORATION (AND ITS SUBSIDIARIES)



(dollar amounts in millions,                            Quarter ended          Year ended
 except per share amounts;                                 Dec. 31,              Dec. 31,
 common shares in thousands)                            ---------------       --------------
                                                        1993       1992       1993      1992
                                                        ----       ----       ----      ----
SELECTED KEY DATA (a)
- ---------------------

    Primary net income per common share              $  1.50    $  1.62    $  4.63   $  6.96
    Return on assets                                   1.26%      1.39%      1.04%     1.46%
    Return on common shareholders' equity             14.62%     18.30%     11.93%    21.12%
    Yield on interest-earning
     assets, on a taxable equivalent basis             6.41%      7.15%      6.58%     7.67%
    Cost of funds supporting interest-
     earning assets                                    2.02%      2.56%      2.19%     3.23%
    Dividends per common share                       $   .38    $   .35    $  1.52   $  1.40
    - - - - - - - - - - - - - - - - - - -
PRO FORMA (b)
- ------------
    Primary net income per common share              $  1.50    $  1.10    $  5.59   $  4.63
    Return on assets                                   1.26%      1.00%      1.21%     1.03%
    Return on common shareholders' equity             14.62%     12.41%     14.06%    13.58%
    - - - - - - - - - - - - - - - - - - -

AVERAGE BALANCES FOR THE PERIOD (c)
- -----------------------------------
    Money market investments                         $ 2,786    $ 1,836    $ 3,521   $ 1,663
    Trading account securities                           206        244        269       308
    Securities                                         4,541      5,687      4,426     6,052
    Loans                                             23,220     18,550     21,755    18,227
    Total interest-earning assets                     30,753     26,317     29,971    26,250
    Total assets                                      35,769     30,075     34,736    29,889
    Deposits                                          27,476     23,427     26,511    22,641
    Total interest-bearing liabilities                24,211     20,585     23,824    21,272
    Common shareholders' equity                        2,692      2,026      2,531     1,842
    Total shareholders' equity                         3,329      2,520      3,172     2,351

COMPUTATION OF PRIMARY NET INCOME PER COMMON SHARE
- --------------------------------------------------
    Net income applicable to common stock (d)        $    99    $    93    $   302   $   389
                                                     =======    =======    =======   =======

    Average common shares outstanding                 63,735     54,358     62,029    52,926
    Average common shares issuable upon
     conversion of Series D preferred stock            1,702      1,607      1,640     1,552
    Other common stock equivalents, net of
     shares assumed repurchased                        1,036      1,516      1,510     1,434
                                                     -------    -------    -------   -------
      Total stock and stock equivalents               66,473     57,481     65,179    55,912
                                                     =======    =======    =======   =======

    Primary net income per common share (e)          $  1.50    $  1.62    $  4.63   $  6.96
                                                     =======    =======    =======   =======

- ---------------
(a) Percentages are annualized where applicable. All amounts are based on unrounded numbers.
(b) Pro forma results for 1993 exclude $112 million after-tax in restructuring expense and $53 million in after-tax gains on the sale of securities. Pro forma results for 1992 were calculated by applying a normalized effective tax rate of approximately 38% to pretax income. The unrecorded tax benefit that existed at the beginning of each period presented was included in the determination of the return on common shareholders' equity.
(c) Computed on a daily average basis.
(d) After adding back Series D preferred stock dividends.
(e) Based on unrounded numbers.

                    CONDENSED CONSOLIDATED INCOME STATEMENT
                            MELLON BANK CORPORATION

                                          Quarter ended             Year ended
    (in millions, except per                  Dec. 31,                Dec. 31,
     share amounts)                      ----------------         ---------------
                                         1993        1992         1993       1992
                                         ----        ----         ----       ----
   INTEREST REVENUE
   ----------------
   Loans and loan fees                   $411        $352       $1,587     $1,460
   Money market investments                23          15          116         63
   Trading account securities               2           4           15         21
   Securities                              59          99          243        456
                                         ----        ----       ------     ------
     Total interest revenue               495         470        1,961      2,000


   INTEREST EXPENSE
   ----------------
   Deposits in domestic offices           100         114          414        585
   Deposits in foreign offices             10          11           40         49
   Short-term borrowings                   17          20           79        118
   Notes and debentures (with original
    maturities over one year)              29          24          121         94
                                         ----        ----       ------     ------
     Total interest expense               156         169          654        846
                                         ----        ----       ------     ------
     Net interest revenue                 339         301        1,307      1,154
   Provision for credit losses             25          35          125        185
                                         ----        ----       ------     ------
     Net interest revenue after
      provision for credit losses         314         266        1,182        969


   NONINTEREST REVENUE
   -------------------
   Fee revenue                            342         232        1,189        844
   Gains on sale of securities              -           -           87        121
   Other noninterest revenue                -           2            -          7
                                         ----        ----       ------     ------
     Total noninterest revenue            342         234        1,276        972


   OPERATING EXPENSE
   -----------------
   Staff expense                          207         145          745        578
   Net occupancy expense                   47          38          168        147
   Professional, legal and other
    purchased services                     44          34          150        119
   Amortization of goodwill and other
    intangibles                            32          22          122         79
   Equipment expense                       32          25          113         98
   FDIC assessment and regulatory
    examination fees                       16          13           60         53
   Other expense                           86          55          266        244
   Net expense of acquired property         7          31           59         95
   Restructuring expense                    -          18          175         36
                                         ----        ----       ------     ------
     Total operating expense              471         381        1,858      1,449
                                         ----        ----       ------     ------
   Income before income taxes             185         119          600        492
   Provision for income taxes              71          14          239         55
                                         ----        ----       ------     ------
   Net income                             114         105          361        437
   Dividends on preferred stock            16          12           63         51
                                         ----        ----       ------     ------
   Net income applicable to common
    stock                                $ 98        $ 93       $  298     $  386
                                         ====        ====       ======     ======
   Primary net income per common share  $1.50       $1.62        $4.63      $6.96
                                        =====       =====        =====      =====
   Fully diluted net income per common
    share                               $1.50       $1.55        $4.63      $6.84
                                        =====       =====        =====      =====

                     CONDENSED CONSOLIDATED BALANCE SHEET
                            Mellon Bank Corporation


(dollar amounts in millions)                             Dec. 31,          Dec. 31,
                                                             1993              1992
                                                         --------          --------
Assets
- ------
Cash and due from banks                                   $ 2,169           $ 1,974
Money market investments                                    1,467             1,480
Trading account securities                                    116               106
Securities:
 Available for sale (approximate market
  value of $2,920 and $3,707)                               2,916             3,613
 Investment (approximate market value
  of $2,139 and $2,128)                                     2,096             2,125
Loans, net of unearned discount of $74 and $62             24,473            19,956
Reserve for credit losses                                    (600)             (506)
                                                          -------           -------
     Net loans                                             23,873            19,450
Premises and equipment                                        463               433
Acquired property, net of reserves of
 $37 and $10                                                  139               261
Goodwill                                                      825               380
Other intangibles                                             462               443
Segregated assets, net of reserves
 of $4 and $18                                                183               241
Other assets                                                1,430             1,068
                                                          -------           -------
     Total assets                                         $36,139           $31,574
                                                          =======           =======
Liabilities
- -----------
Deposits in domestic offices                              $26,355           $24,190
Deposits in foreign offices                                 1,183               940
Short-term borrowings                                       2,126             1,710
Other liabilities                                           1,172               590
Notes and debentures (with original maturities
 over one year)                                             1,990             1,587
                                                          -------           -------
     Total liabilities                                     32,826            29,017

Shareholders' equity
- --------------------
Preferred stock                                               592               467
Common stock - $.50 par value
 Authorized - 200,000,000 and 120,000,000 shares
 Issued - 63,843,493 and 54,962,761 shares                     32                27
Additional paid-in capital                                  1,774             1,349
Retained earnings                                             898               708
Warrants                                                       37                 6
Treasury stock - 365,700 shares at cost                       (20)                -
                                                          -------           -------
     Total shareholders' equity                             3,313             2,557
                                                          -------           -------
     Total liabilities and shareholders' equity           $36,139           $31,574
                                                          =======           =======